EXHIBIT 4.5
SECOND SUPPLEMENTAL INDENTURE
     SECOND SUPPLEMENTAL INDENTURE (“Second Supplemental Indenture”), dated as of December 29, 2008, among Triad Financial SM LLC, a Delaware limited liability company (“SMLLC”), Triad Financial SM Inc., a Delaware corporation and wholly-owned subsidiary of SMLLC (“SMINC”), and The Bank of New York Mellon, a New York banking corporation, as successor to JP Morgan Chase Bank, N.A., as trustee under the Indenture referred to below (the “Trustee”).
WITNESSETH:
     WHEREAS, Triad Acquisition Corp., a Delaware corporation (the “Issuer”) and the Trustee heretofore executed and delivered an Indenture, dated as of April 29, 2005 (as heretofore amended and supplemented, the “Indenture”), providing for the issuance of the 11.125% Senior Notes due 2013 (the “Notes”);
     WHEREAS, pursuant to Section 5.01 of the Indenture, on April 29, 2005, Triad Financial Corporation, a California corporation (the “Company”), became the successor to the Issuer by executing and delivering a Supplemental Indenture (the “First Supplemental Indenture”), dated as of April 29, 2005, to the Trustee;
     WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of December 29, 2008, by and between the Company and SMLLC, the Company will be merged with and into SMLLC (such transaction, the “Merger”);
     WHEREAS, pursuant to Section 5.01(2) of the Indenture, as a condition to certain permitted consolidations or mergers of the Company, which include the Merger, the Person formed by or surviving any such consolidation or merger (if other than the Company) (the “Surviving Person”) is required to assume all the obligations of the Company under the Notes and the Indenture pursuant to agreements reasonably satisfactory to the Trustee;
     WHEREAS, pursuant to Section 5.01(1) of the Indenture, as a condition to certain permitted consolidations or mergers of the Company, which include the Merger, if the Surviving Person is a partnership or limited liability company, then a corporation wholly owned by such Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia that does not and will not have any material assets or operations, is required to become a co-issuer of the Notes pursuant to a supplemental indenture substantially in the form set forth in the Indenture;
     WHEREAS, Section 5.02 of the Indenture provides that upon the completion of certain mergers that comply with Section 5.01 of the Indenture, the applicable Surviving Person shall succeed to, and be substituted for (so that from and after the date of such merger, the provisions of the Indenture referring to the “Company” shall refer instead to the successor Person and not to the Company), and may exercise every right and power of the Company under the Indenture with the same effect as if such successor Person had been named as the Company therein;
     WHEREAS, Section 9.01(3) of the Indenture provides that the Company and the Trustee may amend the Indenture and the Notes, without notice to or consent of any Holders of the Notes, in order to comply with Article 5 of the Indenture; and

     WHEREAS, this Second Supplemental Indenture has been duly authorized by all necessary entity action on the part of SMLLC and SMINC.
     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, SMLLC, SMINC and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:
ARTICLE I
DEFINITIONS
     Section 1.1. Definitions. For all purposes of the Indenture and this Second Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:
          (a) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to the Indenture and this Second Supplemental Indenture as a whole and not to any particular Article, Section or subdivision; and
          (b) initially capitalized terms used but not otherwise defined in this Second Supplemental Indenture shall have the meanings assigned to them in the Indenture.
ARTICLE II
ASSUMPTION BY SUCCESSOR COMPANIES
     Section 2.1. Assumption of the Notes. SMLLC and SMINC, as co-issuers, hereby, jointly and severally, expressly assume and agree promptly to pay, perform and discharge when due each and every debt, obligation, covenant and agreement incurred, made or to be paid, performed or discharged by the Company under the Indenture and the Notes.
     SMLLC and SMINC, as co-issuers, hereby, jointly and severally, agree to be bound by all the terms, provisions and conditions of the Indenture and the Notes and that they shall be the successors to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company, as the predecessor to SMLLC, under the Indenture and the Notes.
     Section 2.2. Trustee’s Acceptance. The Trustee hereby accepts this Second Supplemental Indenture and agrees to perform the same under the terms and conditions set forth in the Indenture.
ARTICLE III
MISCELLAENOUS
     Section 3.1. Effect of Supplemental Indenture. Upon the execution and delivery of this Second Supplemental Indenture by SMLLC, SMINC and the Trustee, the Indenture shall be supplemented in accordance herewith, and this Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.
     Section 3.2. Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions of the Indenture shall remain in full force and effect.
     Section 3.3. Indenture and Supplemental Indentures Construed Together. This Second Supplemental Indenture is an indenture supplemental to the Indenture, and the Indenture, the First

Supplemental Indenture and this Second Supplemental Indenture shall henceforth be read and construed together.
     Section 3.4. Confirmation and Preservation of Indenture. The Indenture, as supplemented by the First Supplemental Indenture and this Second Supplemental Indenture, is in all respects confirmed and preserved.
     Section 3.5. Conflict with Trust Indenture Act. If any provision of this Second Supplemental Indenture limits, qualifies or conflicts with any provision of the TIA that is required under the TIA to be part of, and govern, any provision of this Second Supplemental Indenture, the provision of the TIA shall control. If any provision of this Second Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or excluded by this Second Supplemental Indenture, as the case may be.
     Section 3.6. Severability. In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     Section 3.7. Benefits of Supplemental Indenture. Nothing in this Second Supplemental Indenture or the Notes, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Notes, any benefit of any legal or equitable right, remedy or claim under the Indenture, the First Supplemental Indenture, this Second Supplemental Indenture or the Notes.
     Section 3.8. Successors. All agreements of SMLLC and SMINC in this Second Supplemental Indenture shall bind their respective successors. All agreements of the Trustee in this Second Supplemental Indenture shall bind its successors.
     Section 3.9. Certain Duties and Responsibilities of the Trustee. In entering into this Second Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture and the Notes relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.
     Section 3.10. Governing Law. THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
     Section 3.11. Multiple Originals. The parties may sign any number of copies of this Second Supplemental Indenture, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     Section 3.12. Headings. The Article and Section headings herein are inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.
     Section 3.13. The Trustee. The Trustee shall not be responsible in any manner for, or in respect of, the validity or sufficiency of this Second Supplemental Indenture or for, or in respect of, the recitals contain herein, all of which are made by SMLLC, SMINC and the Company.

SIGNATURE PAGE FOLLOWS

     IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first above written.

TRIAD FINANCIAL SM LLC, a Delaware limited liability company
By:	/s/ Jeffrey Butcher
	Name:	Jeffrey Butcher
	Title:	Vice President & Chief Financial Officer

TRIAD FINANCIAL SM INC., a Delaware corporation
By:	/s/ Jeffrey Butcher
	Name:	Jeffrey Butcher
	Title:	Vice President & Chief Financial Officer

THE BANK OF NEW YORK MELLON, as Trustee
By:	/s/ Sherma Thomas
	Name:	Sherma Thomas
	Title:	Assistant Treasurer

[Signature Page to Second Supplemental Indenture]